Translation of CERA Report

Section 4: Condensed juice of Laiyang Pear

第四节 莱阳梨浓缩汁

Condensed juice of Laiyang Pear is the only one which can be called as health care drinks in this industry and is the juice category used for medicine and health care industry. The company specially analyzes the market of condensed juice of Laiyang Pear, and the details are below:

莱阳梨浓缩汁作为本行业唯一的可以称为保健饮品，用于医药、保健品行业的果汁类别，公司为此专门针对莱阳梨浓缩汁市场进行了分析，具体如下：

II. Analysis on drug of lung-moistening and cough-stop, and health care product market

一、止咳润肺类药物、保健品市场分析

In recent years, since the pollution of earths atmosphere is more and more serious and the survival environment of human being is worsening, immunologic function of human body is destroyed, and the incidence of diseases of respiratory system appears a rise trending year after year, such as the popularization of SARS. According to statistics of Ministry of Health, each year nearly 300million people of China are infected by diseases of respiratory system, among them, over 50million people are cough patients. Furthermore, the statistical data of the national health statistics center shows that, among every ten Chinese children there is one cough suffer. Each year the long winter is also the peak season of cough of vast aged. The region with more developed economy has higher incidence of disease of respiratory system. While the long term cough suffer shall easily incur the complicating diseases of high blood pressure, cerebral anoxia and pulmonary heart disease, etc. It can be seen that the product of cough-stop has the vast consumption crowd with broad market foreground.

Translation of CERA Report

近年来，由于地球大气污染日益严重，人类生存环境恶化，人体的免疫功能遭到破坏，呼吸系统疾病发病率呈逐年上升趋势。SARS（非典型肺炎）的流行就是佐证。据国家卫生部门统计，我国每年近三亿人感染呼吸系统疾病，其中咳嗽患者多达五千多万。另据国家健康统计中心统计数据显示，每10个中国儿童中就有1个患有咳嗽疾病，而每年漫长的冬季，更是众多老年人咳嗽多发的季节。经济越是发达的地区，呼吸系统疾病的发病率越高。而久咳患者还容易引起高血压、脑缺氧、肺心病等并发症。由此可以看出止咳类产品拥有庞大的消费人群，市场前景广阔。

It can be seen that the cough stop market is a huge potential market, and has over 100 billion RMB sales amount in mainland of China. There are various cough stop products with no less than 400 categories of plaster, tablet, and potion for traditional Chinese medicine and western medicine, and the different price levels can meet the different demands of customers. Laiyang Pear cough syrup has long history and good public praise as well as a large number of old customers. At present, the converted quantity of Laiyang Pear condensed juice for total demand of drug of cough stopping and lung moistening of the market can be up to 800000 tons. In the whole market there is only one manufacturer of Shandong Longkang Juice Co. Ltd. With annual output of 35000tons, and there is a great supply gap. The great supply gap of the medicine and health care product market is substituted by other Chinese herbal medicines, but its cost is 2-3 folds of the condensed juice of Laiyang Pear, and its effect of couth stopping and health care cannot match up with the Laiyang pear condensed juice. The western medicine of cough stopping contains the effective constituent of codein for nervous centralis cough stopping, which can promptly stop the cough but have great side effect, long term taking such medicine can easily incur addiction and astriction together with adverse reaction. The codein can also inhibit the secretion of gland of respiratory tract and ciliary movement which is not in favor of sputum discharge. Furthermore, the sufferer of cough has much sputum, and thus such western medicine is not welcomed by customers. This is may be the cause why the western medicine does not have good sales in the cough stop market. The low level cough stop and dyspnea relieving drug (containing constituent of ephedra) also has good effect of cough stop, nevertheless, taking such medicine for a long term shall also incur addiction, and this shortcoming has been recognized by many aged customers, and thus the sales situation of such low level drug is also not good.

Translation of CERA Report

应该说止咳市场是一个庞大的隐形市场，仅在大陆每年都有上千亿的销售额。止咳产品很多，各类膏剂、片剂、饮剂的中、西药不下四百余种，价格也有高有低，能够满足消费者不同层次的需求。莱阳梨止咳糖浆等以其悠久的历史、良好的口碑拥有一大批的老客户。目前市场对止咳润肺类药物需求总量折合莱阳梨浓缩汁可达80万吨，整个市场只有山东龙康果汁有限公司一家生产，年产量只有3.5万吨，缺口很大。面对医药、保健品市场的巨大缺口，各大药厂、保健品厂以其他各种中草药代替，但成本是莱阳梨浓缩汁的2-3倍，止咳、保健效果也非使用莱阳梨浓缩汁所能比。止咳西药虽然含有中枢镇咳的有效成分“可待因”，能够迅速止咳，但是其副作用却很大。而且服用过久容易成瘾，引起便秘，并不伴有不良反应。“可待因”还会抑制呼吸道腺体分泌和纤毛运动，不利于排痰。而咳嗽患者多痰，这样选择此类西药的人就很少了。这也正是西药在止咳市场不景气的原因。而含有麻黄成份的低端止咳平喘药虽止咳效果也不错,但服用过久同样会上瘾，一些老年人已认识到这一点，因此此类低端药物的销售状况同样不好。

II. Market analysis on condensed juice of Laiyang Pear

二、莱阳梨浓缩汁的市场分析

According to the record of Penetrating the Mysteries of the Materia Medica, the Laiyang Pear has the characteristics of “the fresh fruit can clear the heat of six hollow organs, and the boiled one can moisten the vital essence of five internal organs”. That is to say, the fresh fruit can eliminate the sthenic fire and the boiled one eliminate the asthenic fire.

Translation of CERA Report

据《本草通玄》记载，莱阳梨"生者清六腑之热，熟者滋五脏之阴。”即生食去实火，熟食去虚火。

The exocuticle of Laiyang pear is coarse, the flesh is fine, smooth, crisp, fragrant and sweet. It has high sugar constituent which mainly contains the soluble sugar as fruit sugar, glucose and cane sugar, etc., and it also contains various organic acids, thus its taste is sweet, it has much juice and is crisp and refreshing, together with appropriate fragrant and sweet taste. After taking it, it is very cool and refreshing. It has nutrient content and can also eliminate the heat symptom, it can stop cough, produce body fluid, clear away heart fire and moisten throat, reduce pathogenic fire and relieve summer-heat, it can be regarded as the cool and refreshing fruit for relieving heat disease in summer and autumn; it can also moisten the lung, stop the cough and eliminate phlegm. It is effective to the patients suffering cold, cough and chronic/acute tracheitis. The Laiyang pear paste made from raw material of condensed juice of Laiyang pear have the functions of refreshing, reduction of phlegm and cough-stop.

莱阳梨外表粗糙，果肉细腻，清脆香甜，且含糖分高，其中主要是果糖、葡萄糖、蔗糖等可溶性糖，并含多种有机酸，故味甜，汁多爽口，香甜宜人。食后满口清凉，既有营养，又解热症，可止咳生津、清心润喉、降火解暑，可为夏秋热病之清凉果品；又可润肺、止咳、化痰。对患感冒、咳嗽、急慢性气管炎患者有效。用莱阳梨浓缩汁为原料制作的莱阳梨膏，有清神、化痰、止咳的功能。

Translation of CERA Report

Laiyang pear is praised as the model of various fruits, it is fresh, sweet, tasty, fragrant and crisp as well as has much juice, and thus is preferred by many people. The Laiyang pear contains the vitamin A, B, C, D, E, and has the oxidant which can maintain the healthy status of the human body cell and hemopoietic tissue. Although Laiyang pear is very sweet, its heat quantity and fat constituent is very low, and is extremely appropriate for the people who enjoys sweet but is afraid of becoming fat. The one lacking vitamin shall also take much pear juice. The one suffering anemia and becoming pale shall often have pear juice to make the face flush ruddy. As to the patient of hypothyroidism goitra, the iodine enriched in the pear juice has certain treatment effect. Pear juice also has some treatment effect to the diseases of intestinal catarrh, hypothyroidism goitra, astriction, anorexia, dyspepsia, anaemia, ureth reddish swelling, calculus of urethra, gout, and lack of vitamin A. The middle and aged people shall also take more pears which can help the people to clean out the organ and store the calcium substance. Furthermore, it can also soften the blood vessel, and promote the blood to transfer more calcium substance to bone. Every 100g of pear contains 3 g vitamin (most of them are the non-soluble fiber), it is the non-soluble fiber and can prevent from the astriction and digestion diseases. It can clean out the kidney and intestinal tract, and the one suffering astriction for a long term shall take more pears, and this is in favor of preventing from colon cancer and rectum cancer.

莱阳梨有百果之宗的声誉，鲜甜可口、香脆多汁，是一种许多人喜爱的水果。莱阳梨中富含维生素A、B、C、D和E。还含有能使人体细胞和组织保持健康状态的氧化剂。莱阳梨虽然很甜，但是它的热量和脂肪含量很低，极适合爱吃甜又怕胖的人食用。患有维生素缺乏的人也应该多喝梨汁。因贫血而显得苍白的人，多喝梨汁可以让你脸色红润。对于甲状腺肿大的患者，梨汁内所富含的碘能有一定的疗效。梨汁还对肠炎、甲状腺肿大、便秘、厌食、消化不良、贫血、尿道红肿、尿道结石、痛风、缺乏维生素A引起的疾病有一定疗效。中老年人更应该多吃梨。它可以帮助人体净化器官、储存钙质，同时还能软化血管，能促使血液将更多的钙质送到骨骼。梨每百克含有3克的纤维素(多为非可溶性纤维)，它是非可溶性纤维，能帮助预防便秘及消化性疾病，可以净化肾脏，清洁肠道，长期便秘的人应多吃梨，并有助于预防结肠和直肠癌。

Translation of CERA Report

It is discovered by research personnel of Korea that, taking one pear or one cup of hot pear juice after meals can greatly discharge the cancerogenous substance accumulated in the human body. The survey result shows that, after taking pears, the strong cancerogenous substance (multiring hydrocarbon) accumulated in the human body due to smoking or taking baked meat, etc., shall be apparently reduced, and the effect is especially apparent after taking the heated juice. It is suggested by the experts that, it is a healthy living mode for the people to take pear after meals, so as to eliminate the negative effect for having baked food and fast food, etc.

韩国研究人员发现，饭后吃个梨或喝杯热梨汁，积存在人体内的致癌物质可以大量排出。调查结果显示，吸烟或者吃烤肉等在体内聚集的强致癌物质多环芳香烃，在吃梨后会显著降低，特别是喝了加热过的梨汁。专家建议，在人们热衷于吃煎烤食品、快餐类食品的今天，饭后吃个梨不失为一种值得推荐的健康生活方式。

III. Shandong Longkang Juice Co. Ltd. is the exclusive manufacturer of condensed juice of Laiyang pear.

三、山东龙康果汁有限公司为莱阳梨浓缩汁独家生产企业

Shandong Longkang Juice Co. Ltd. was incorporated on Nov. 2004 with financial contribution of five natural persons as Jiang Zhide, etc., the registered capital of the company is RMB10million. In 2005, it cooperated with experts of Korea and Italy, and the China Fruit Research Institute to jointly tackle the key problems and resolve the shortcomings of the Laiyang pear (it is not easy of storage, easy of brown stain and difficult to transport), thus the condensed juice of Laiyang pear was successfully produced. During processing process of juice, the methods of brown checking, lowering clavacin, eliminating heat resistance bacteria and fast enzymolysis can improve the juice output of Laiyang pear, and this process is in the leading position in domestic. The enterprise successively passed the certification of ISO9001 international quality system, FDA certification of USA, and Israel certification as well as HACCP certification.

Translation of CERA Report

山东龙康果汁有限公司于2004年11月由姜志德等五个自然人出资设立，公司注册资本金1000万元。2005年通过与韩国、意大利专家以及中华果品研究院联合，共同攻关，最终解决了莱阳梨不易储存、易褐变、难以运输的弱点，浓缩莱阳梨汁由此成功问世。果汁加工过程中的防褐变、降低棒曲霉素、消除耐热菌及快速酶解法提高莱阳梨出汁率工艺在国内处于领先地位。企业先后通过了ISO9001国际质量体系认证、美国FDA认证、犹太认证、HACCP认证。

At present, the main production and sales are the condensed juice of Laiyang pear. It adopts the raw material of high quality Laiyang pear, with the mechanical cold pressing technology, the juice is processed via the processes of juicing, filtering, settling and decolor, etc., various characteristics and primary taste of the Laiyang pear was preserved, and now it has become the main necessary constituent of the lung moistening and cough stopping drugs in the industries of medicine and health care product. While the annual output of condensed juice of Laiyang pear is only 35000tons, 90% of them are used for the industries of medicine and health care product, with a great gap of supply. Each year the total demand (converted to condensed juice) for medicine and health care product market is 800000tons of condensed juice of Laiyang pear (the gap of raw material supply is substituted by other Chinese herbal medicines, and its cost is 2-3 folds of condensed juice of Laiyang peal), thus the enterprise has apparent competition advantage.

目前主要生产销售莱阳梨浓缩汁，莱阳梨浓缩汁以优质莱阳梨为原料，采用机械冷榨技术，经榨汁、过滤、澄清、脱色等工艺过程精致而成，保留了莱阳梨的各种特色和原味，已经成为医药、保健品行业制作润肺止咳类药物不可替代的主要成分。而公司年产莱阳梨浓缩汁可只有3.5万吨，90%用于医药、保健品行业，缺口很大。面对医药、保健品市场每年需求总量折合莱阳梨浓缩汁80万吨的需要（不足的原料以其他各种中草药代替，成本是莱阳梨浓缩汁的2-3倍），企业具有明显的竞争优势。